Exhibit 107

Form F-3

(Form Type)

CELLECTIS S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Ordinary Shares, €0.05 nominal value per share (1)

Equity	Preferred shares

Other	Warrants

	Unallocated (Universal) Shelf	457(o)	(2)	(2)	$200,000,000	0.0000927	$18,540

Total Offering Amounts							$18,540

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$18,540

(1)

Ordinary shares may be in the form of American Depositary Shares, or ADSs. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (333-202488). Each ADS represents one ordinary share.

(2)

An indeterminate number of ordinary shares and preferred shares of Cellectis S.A. and such indeterminate number of warrants to purchase ordinary shares or preferred shares of one or more series of Cellectis S.A., in any combination, are being registered as may be issued from time to time at currently indeterminable prices as shall have an aggregate initial offering price not to exceed $200,000,000 . The proposed maximum initial offering price per security will be determined from time to time by Cellectis S.A. in connection with the issuance of the securities registered hereunder. Any securities registered by this Registration Statement may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of ordinary shares as may be issued upon conversion of, or in exchange for, preferred shares that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of ordinary shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.